EXHIBIT 99.1

RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2018 RESULTS

Delivers on Guidance, Expands Operating Margin for Fiscal 2018 and Welcomes Two New Directors to the Board

NEW YORK--(BUSINESS WIRE)—May 23, 2018-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $0.50 on a reported basis and $0.90 on an adjusted basis, excluding restructuring-related, tax reform and other charges, for the fourth quarter of Fiscal 2018. This compared to earnings per diluted share of ($2.48) on a reported basis and $0.89 on an adjusted basis, excluding restructuring-related and other charges, for the fourth quarter of Fiscal 2017.

For Fiscal 2018, earnings per diluted share was $1.97 on a reported basis and $6.03 on an adjusted basis, excluding restructuring-related, tax reform and other charges. This compared to earnings per diluted share of ($1.20) on a reported basis and $5.71 on an adjusted basis, excluding restructuring-related and other charges, for the full year of Fiscal 2017.

“As we reflect on the year, I am incredibly proud of what the team is doing to elevate and energize our brand around the world,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “Patrice and I have developed a strong partnership over the past year and I am confident that we are on the right path as we kick off our 50th anniversary celebration and build the future of our iconic Company and brand.”

“We delivered on our commitments for the fourth quarter and full year, and we made strong operational progress,” said Patrice Louvet, President and Chief Executive Officer. “We start the new year with a solid foundation – including a clear strategic plan to deliver long-term growth and value creation, an engaged global organization, and a strong balance sheet. We look forward to discussing our plan in more detail at our Investor Day on June 7th.  Ralph and I are also pleased to welcome Michael George, who has recently joined our Board of Directors, and Angela Ahrendts, who will be nominated for election to join our Board in August.”

We delivered across the following key initiatives in the fourth quarter and full year Fiscal 2018:

—	Elevating Our Brand Through Improved Quality of Sales, Distribution and Product
o	Average unit retail across our direct-to-consumer network was up 4% for the full year, with growth in every quarter
o	Discount rates were down across all regions and all channels in the fourth quarter and the full year
o	Adjusted gross margin was up 290 basis points for the full year, with growth in every quarter
o	Continued to close unproductive distribution and reduce off-price penetration within wholesale, and began to upgrade our store environments
—	Evolving Product, Marketing and Shopping Experience to Increase Reach and Appeal with New Consumers
o	Renewed our core styles and focused on our icons, driving sequential improvement in the sell-out trend in key categories for Spring season-to-date

o	Improved assortment discipline and productivity with revenue per SKU up 16% and gross profit per SKU up 22% to last year in Fiscal 2018
o
Increased marketing investment by 10% to last year with significant growth in digital and social media reach as we amplified our sponsorship of the Winter Olympics, our February Fashion Show, and Snow Beach Limited Edition launch and introduced our new Spring Polo campaign featuring our iconic Polo shirt in the fourth quarter

—	Expanding Our Digital and International Presence
o	In Asia, we expanded our store network and delivered 4% constant currency comp growth in the fourth quarter and 3% for the full year
o	For Fiscal 2018, we continued to build a winning digital ecosystem, including our directly-operated platforms, wholesale digital, pure plays and social commerce
—	Working In New Ways to Drive Productivity and Agility
o	Reduced adjusted operating expenses in Fiscal 2018 through increased efficiencies
o	Achieved our goal of having 90% of our products on 9-month lead times and continued our progress to further speed up lead times
o	Lowered inventories by 4% on a reported basis and by 7% in constant currency at the end of Fiscal 2018, below our planned revenue growth for the upcoming first quarter of Fiscal 2019

Fourth Quarter Fiscal 2018 Income Statement Review

Net Revenues – Fourth Quarter Fiscal 2018. In the fourth quarter of Fiscal 2018, revenue decreased by 2% to $1.5 billion on a reported basis and was down 7% in constant currency, driven by initiatives to increase quality of sales, reduce promotional activity, and elevate our distribution, as well as brand exits and lower consumer demand.

The fourth quarter revenue decline was better than our guidance of an 8%-10% constant currency revenue decline. Foreign currency benefited revenue growth by approximately 440 basis points in the fourth quarter, above our guidance of 330 basis points of benefit, as foreign exchange rates moved favorably during the quarter.

Revenue performance for the Company’s reportable segments in the fourth quarter compared to the prior year period was as follows:

—
North America Revenue. North America revenue in the fourth quarter decreased 14% on both a constant currency and reported basis to $759 million. The decline was due to lower sales in the wholesale channel, driven by distribution and brand exits, strategic reductions in shipments and promotional activity to increase quality of sales, as well as lower consumer demand. In retail, comparable store sales in North America were flat in constant currency, as a 6% increase in brick and mortar stores was offset by an 18% decrease in ralphlauren.com, primarily due to a planned reduction in promotion frequency and depth.

—
Europe Revenue. Europe revenue in the fourth quarter increased 13% to $420 million on a reported basis and declined 1% in constant currency. On a constant currency basis, comparable store sales in Europe were down 6%, driven by an 8% decline in brick and mortar stores and partially offset by an 8% increase in digital commerce. Brick & mortar comparables were pressured by traffic challenges in select markets, continued quality of sales initiatives, and planned inventory reductions. Average unit retail and gross margins were both up in the fourth quarter as a result of our quality of sales initiatives.

—
Asia Revenue. Asia revenue in the fourth quarter increased 17% to $257 million on a reported basis and increased 11% in constant currency, driven by strength in both retail and wholesale channels. Comparable store sales increased 4% in constant currency driven by improved average unit retail and the number of transactions.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2018 was $909 million on a reported basis, including inventory-related charges of $6 million, and gross margin was 59.4%. Adjusted gross profit, excluding such charges, was $915 million and adjusted gross margin was 59.8%, 440 basis points above the prior year, excluding inventory-related charges from both periods.

The gross margin increase was driven by initiatives to improve quality of sales through reduced promotional activity, favorable geographic and channel mix shifts, and improved product costs and product mix. Foreign currency benefited gross margin by 90 basis points in the fourth quarter.

Operating Expenses. Operating expenses in the fourth quarter of Fiscal 2018 were $883 million on a reported basis, including $54 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $829 million, up from the prior year, as savings from expense initiatives funded an over 50% increase in planned marketing investment.  Excluding the planned increase in marketing and the impact of currency, SG&A expenses were approximately flat to last year.

Adjusted operating expense rate was 54.2%, 550 basis points above the prior year period, excluding restructuring-related and other charges from both periods. This increase was due to the increased marketing investment and an unfavorable geographic and channel mix shift, as a greater portion of our revenue was generated by our international retail businesses, which typically carry a higher operating expense rate.

Operating Income. Operating income for the fourth quarter of Fiscal 2018 was $25 million on a reported basis, including restructuring-related and other charges of $61 million, and operating margin was 1.7%. Adjusted operating income was $86 million and adjusted operating margin was 5.6%, 110 basis points below the prior year, excluding restructuring-related and other charges from both periods, as expense deleverage more than offset gross margin expansion due to increased marketing investment.

On a constant currency basis, adjusted operating margin was down 240 basis points. This was at the top end of the Company’s guidance of down 240-260 basis points in constant currency. The currency impact of 130 basis points was above our guidance of 90 basis points of benefit as exchange rates moved favorably during the quarter.

—
North America Operating Income. North America operating income in the fourth quarter was $128 million on a reported basis and $132 million on an adjusted basis. Adjusted North America operating margin was 17.4%, flat with last year, with gross margin improvement offset by higher operating expense as a percent of sales due to higher marketing investment in the quarter.

—	Europe Operating Income. Europe operating income in the fourth quarter was $83 million on a reported basis and $85 million on an adjusted basis. Adjusted Europe operating margin was

20.1%, which was 20 basis points higher than the prior year period. In constant currency, the adjusted operating margin declined by 220 basis points, as gross margin improvement was more than offset by the increased marketing investment in the quarter.

—
Asia Operating Income. Asia operating income in the fourth quarter was $36 million on a reported basis and $39 million on an adjusted basis. Adjusted Asia operating margin was 15.2%, up 210 basis points to the prior year and 80 basis points higher in constant currency, driven by gross margin improvement.

Net Income (Loss) and EPS. On a reported basis, net income in the fourth quarter of Fiscal 2018 was $41 million or $0.50 per diluted share. On an adjusted basis, net income was $75 million, or $0.90 per diluted share, excluding restructuring-related, tax reform and other charges. This compared to a net loss of $204 million, or ($2.48) per diluted share on a reported basis, and net income of $74 million, or $0.89 per diluted share on an adjusted basis, for the fourth quarter of Fiscal 2017.

In the fourth quarter of Fiscal 2018, the Company had an effective tax rate of (66%) on a reported basis and 13% on an adjusted basis, excluding restructuring and related other charges, which was above the Company’s guidance of 3%, primarily due to higher-than-expected pretax income in jurisdictions with higher tax rates and timing of certain audit settlements. This compared to a reported and an adjusted effective tax rate of 24% and 27%, respectively, in the prior year period.

Full Year Fiscal 2018 Income Statement Review

Net Revenues. For Fiscal 2018, revenue decreased 7% to $6.2 billion on a reported basis and decreased 8% in constant currency, consistent with our guidance.

—
North America Revenue. For Fiscal 2018, North America revenue decreased 15% on both a reported and constant currency basis to $3.2 billion, primarily due to lower sales in the wholesale channel, as well as comparable store sales.

—	Europe Revenue. For Fiscal 2018, Europe revenue increased 3% to $1.6 billion on a reported basis. In constant currency, revenue declined 3% on a planned reduction in promotional activity.

—	Asia Revenue. For Fiscal 2018, Asia revenue increased 6% on both a reported and constant currency basis to $934 million.

Gross Profit. Gross profit for Fiscal 2018 was $3.8 billion on a reported basis, including $8 million in inventory-related charges and gross margin was 60.7%. On an adjusted basis, gross margin was 60.8%, 290 basis points higher than the prior year, excluding inventory related charges from both periods. Foreign currency benefited gross margin by 20 basis points in Fiscal 2018.

Operating Expenses. For Fiscal 2018, operating expenses were $3.3 billion on a reported basis, including $158 million in restructuring-related and other charges. On an adjusted basis, operating expenses were $3.1 billion, down 2% from the prior year. Adjusted operating expense rate was 50.1%, 240 basis points above Fiscal 2017, excluding restructuring-related and other charges from both periods.

Operating Income. Operating income for Fiscal 2018 was $498 million, including restructuring-related and other charges of $166 million. On an adjusted basis, operating income was $664 million and operating margin was 10.7%, 50 basis points above the prior year period, excluding restructuring-related and other charges from both periods. This was consistent with our guidance.  Excluding currency impacts, adjusted operating margin expanded 20 basis points in Fiscal 2018 compared to last year.

—
North America Operating Income. North America operating income in Fiscal 2018 was $678 million and operating margin was 21.0%, on a reported basis, including approximately $7 million in restructuring-related and other charges. On an adjusted basis, North America operating income in Fiscal 2018 was $685 million and operating margin was 21.2%, a 100 basis point improvement over last year.

—
Europe Operating Income. Europe operating income in Fiscal 2018 was $357 million and operating margin was 22.5%, on a reported basis, including restructuring-related and other charges. On an adjusted basis, Europe operating income in Fiscal 2018 was $359 million and operating margin was 22.7%, 140 basis points above last year.

—
Asia Operating Income. Asia operating income in Fiscal 2018 was $137 million and operating margin was 14.7%, on a reported basis, including restructuring-related and other charges. On an adjusted basis, Asia operating income in Fiscal 2018 was $141 million and operating margin was 15.1%, 450 basis points above last year.

Net Income (Loss) and EPS.  In Fiscal 2018, on a reported basis, net income was $163 million or $1.97 per diluted share. On an adjusted basis, net income was $498 million, or $6.03 per diluted share, excluding restructuring-related, tax reform, and other charges. This compared to a net loss of $99 million, or ($1.20) per diluted share on a reported basis, and net income of $477 million, or $5.71 per diluted share, excluding restructuring-related and other charges, for Fiscal 2017.

For Fiscal 2018, on a reported basis, the Company had an effective tax rate of 67% as compared to 5% in the prior year.  The adjusted effective tax rate was approximately 24%, excluding restructuring-related, tax reform, and other charges. This compared to an adjusted effective tax rate of 28% for Fiscal 2017. The reduction is primarily driven by a higher mix of pretax income from jurisdictions with lower tax rates as well as the lower U.S. federal statutory rate.

Balance Sheet and Cash Flow Review

The Company ended Fiscal 2018 with $2.1 billion in cash and short and long term investments and $596 million in total debt, compared to $1.4 billion and $588 million, respectively, at the end of Fiscal 2017.

Inventory at the end of Fiscal 2018 was $761 million, down 4% compared to the prior year period, driven primarily by improvement in operating processes, including a proactive pullback in receipts and moving towards a demand driven supply chain.

The Company had $162 million in capital expenditures in Fiscal 2018, compared to $284 million in the prior year period, primarily related to our global retail and department store renovations, new store openings, and the continued enhancements to our global information technology systems.

Full Year Fiscal 2019 and First Quarter Outlook

The full year Fiscal 2019 and first quarter guidance excludes restructuring-related and other charges.

For Fiscal 2019, net revenue is expected to decrease low single-digits in constant currency. Foreign currency is expected to have minimal impact on revenue growth in Fiscal 2019.

The Company expects operating margin for Fiscal 2019 to be up slightly in constant currency driven by gross margin expansion. Foreign currency is expected to have minimal impact on operating margin in Fiscal 2019.

In the first quarter of Fiscal 2019, the Company expects net revenue to be flat to down slightly in constant currency. Foreign currency is expected to benefit revenue growth by approximately 150-200 basis points in the first quarter of Fiscal 2019.

Operating margin for the first quarter of Fiscal 2019 is expected to be up slightly in constant currency.  Foreign currency is estimated to benefit operating margin by 20-40 basis points in the first quarter.

The full year Fiscal 2019 tax rate is estimated at approximately 22%.  First quarter of Fiscal 2019 tax rate is estimated at approximately 18%.

We are planning capital expenditures of approximately $275 million for Fiscal 2019.

Fiscal Year 2019 Outlook – Non-GAAP Disclosure:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Way Forward plan, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its Fiscal 2019 guidance.

This Fiscal 2019 non-GAAP guidance excludes estimated pretax charges of approximately $100 million related to our Way Forward plan.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, May 23rd, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Fourth Quarter and Full Year Fiscal 2018 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, May 23, 2018 through 6:00 P.M. Eastern, Wednesday, May 30, 2018 by dialing 203-369-0105 or 866-356-4359  and entering passcode 8154.

Future announcements regarding the timing of future earnings release dates and conference calls will be posted on the Company’s investor relations website at http://investor.ralphlauren.com and will not be issued through news wire services unless otherwise noted by the Company.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps, and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Full Year Fiscal 2019 and First Quarter Outlook,” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our long-term growth strategy and achieve anticipated operating enhancements and cost reductions from our restructuring plans; the impact to our business resulting from investments and other costs incurred in connection with the execution of our long-term growth strategy, including restructuring-related charges, which may be dilutive to our earnings in the short term; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; our ability to open new retail stores, concession shops, and digital commerce sites in an effort to expand our direct-to-consumer presence; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platform; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products, tariffs, and other trade barriers which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential additional changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the impact to our business resulting from the recently enacted U.S. tax legislation commonly referred to as the Tax Cuts and Jobs Act, including related changes to our tax obligations and effective tax rate in future periods, as well as the enactment-related charges that were recorded during Fiscal 2018 on a provisional basis based on a reasonable estimate and are subject to change, all of which could differ materially from our current expectations and/or investors' expectations; the impact to our business resulting from the United Kingdom's decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to maintain our credit profile and ratings within the financial community; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our intention to introduce new products or enter into or renew alliances; changes in the business of, and our relationships with, major department store customers and licensing partners; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Audited)

	March 31,	April 1,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$1,304.6	$668.3
Short-term investments	699.4	684.7
Accounts receivable, net of allowances	421.4	450.2
Inventories	761.3	791.5
Income tax receivable	38.0	79.4
Prepaid expenses and other current assets	323.7	280.4
Total current assets	3,548.4	2,954.5

Property and equipment, net	1,186.3	1,316.0
Deferred tax assets	86.6	125.9
Goodwill	950.5	904.6
Intangible assets, net	188.0	219.8
Other non-current assets(a)	183.5	131.2
Total assets	$6,143.3	$5,652.0

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$10.1	$-
Current portion of long-term debt	298.1	-
Accounts payable	165.6	147.7
Income tax payable	30.0	29.5
Accrued expenses and other current liabilities	1,083.4	982.7
Total current liabilities	1,587.2	1,159.9

Long-term debt	288.0	588.2
Income tax payable	124.8	-
Non-current liability for unrecognized tax benefits	79.2	62.7
Other non-current liabilities	606.7	541.6
Total liabilities	2,685.9	2,352.4

Equity:
Common stock	1.3	1.2
Additional paid-in-capital	2,383.4	2,308.8
Retained earnings	5,752.2	5,751.9
Treasury stock, Class A, at cost	(4,581.0)	(4,563.9)
Accumulated other comprehensive loss	(98.5)	(198.4)
Total equity	3,457.4	3,299.6
Total liabilities and equity	$6,143.3	$5,652.0

Net Cash (incl. LT Investments)	1,494.0	786.2
Cash & Investments (ST & LT)	2,090.2	1,374.4

Net Cash (excl. LT Investments)	1,407.8	764.8
Cash & ST Investments	2,004.0	1,353.0

(a) Includes non-current investments of:	$86.2	$21.4

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	April 1,
	2018	2017

North America	$759.3	$881.8
Europe	420.0	370.8
Asia	256.8	219.7
Other non-reportable segments	93.1	93.1
Net revenues	1,529.2	1,565.4
Cost of goods sold	(620.7)	(746.3)
Gross profit	908.5	819.1
Selling, general, and administrative expenses	(828.6)	(763.0)
Impairment of assets	(25.2)	(197.1)
Restructuring and other charges	(29.3)	(124.7)
Total other operating expenses, net	(883.1)	(1,084.8)
Operating income (loss)	25.4	(265.7)
Interest expense	(3.8)	(1.3)
Interest income	4.8	2.0
Other expense, net	(1.5)	(3.5)
Income (loss) before income taxes	24.9	(268.5)
Income tax benefit	16.4	64.5
Net income (loss)	$41.3	$(204.0)
Net income (loss) per share - Basic	$0.51	$(2.48)
Net income (loss) per share - Diluted	$0.50	$(2.48)
Weighted average shares outstanding - Basic	81.7	82.3
Weighted average shares outstanding - Diluted	82.8	82.3
Dividends declared per share	$0.50	$0.50

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Audited)

	Twelve Months Ended
	March 31,	April 1,
	2018	2017

North America	$3,231.0	$3,783.0
Europe	1,585.0	1,543.4
Asia	933.7	882.5
Other non-reportable segments	432.6	443.9
Net revenues	6,182.3	6,652.8
Cost of goods sold	(2,430.6)	(3,001.7)
Gross profit	3,751.7	3,651.1
Selling, general, and administrative expenses	(3,095.5)	(3,171.0)
Impairment of assets	(50.0)	(253.8)
Restructuring and other charges	(108.0)	(318.6)
Total other operating expenses, net	(3,253.5)	(3,743.4)
Operating income (loss)	498.2	(92.3)
Interest expense	(18.2)	(12.4)
Interest income	12.3	7.3
Other expense, net	(3.1)	(7.5)
Income (loss) before income taxes	489.2	(104.9)
Income tax benefit (provision)	(326.4)	5.6
Net income (loss)	$162.8	$(99.3)
Net income (loss) per share - Basic	$1.99	$(1.20)
Net income (loss) per share - Diluted	$1.97	$(1.20)
Weighted average shares outstanding - Basic	81.7	82.7
Weighted average shares outstanding - Diluted	82.5	82.7
Dividends declared per share	$2.00	$2.00

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Audited)

	Twelve Months Ended
	March 31,	April 1,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$162.8	$(99.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	295.2	307.5
Deferred income tax expense (benefit)	84.1	(38.9)
Equity in loss of equity-method investees	4.5	5.2
Non-cash stock-based compensation expense	74.5	63.6
Non-cash impairment of assets	50.0	253.8
Non-cash restructuring-related inventory charges	7.6	197.9
Other non-cash charges	7.4	29.2
Changes in operating assets and liabilities:
Accounts receivable	34.5	54.1
Inventories	57.8	120.4
Prepaid expenses and other current assets	(15.1)	(27.8)
Accounts payable and accrued liabilities	64.6	112.9
Income tax receivables and payables	165.1	(34.0)
Deferred income	1.4	(20.7)
Other balance sheet changes	(19.3)	28.7
Net cash provided by operating activities	975.1	952.6

Cash flows from investing activities:
Capital expenditures	(161.6)	(284.0)
Purchases of investments	(1,605.6)	(860.4)
Proceeds from sales and maturities of investments	1,582.7	942.4
Acquisitions and ventures	(4.6)	(6.1)
Net cash used in investing activities	(189.1)	(208.1)

Cash flows from financing activities:
Proceeds from issuance of short-term debt	10.1	3,735.2
Repayments of short-term debt	-	(3,851.3)
Payments of capital lease obligations	(28.2)	(27.3)
Payments of dividends	(162.4)	(164.8)
Repurchases of common stock, including shares surrendered for tax withholdings	(17.1)	(215.2)
Proceeds from exercise of stock options	0.1	5.0
Net cash used in financing activities	(197.5)	(518.4)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	55.2	(16.4)
Net increase in cash, cash equivalents, and restricted cash	643.7	209.7
Cash, cash equivalents, and restricted cash at beginning of period	711.8	502.1
Cash, cash equivalents, and restricted cash at end of period	$1,355.5	$711.8

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income (loss) for the periods ended March 31, 2018 and April 1, 2017 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017

Net revenues:
North America	$759.3	$881.8	$3,231.0	$3,783.0
Europe	420.0	370.8	1,585.0	1,543.4
Asia	256.8	219.7	933.7	882.5
Other non-reportable segments	93.1	93.1	432.6	443.9
Total net revenues	$1,529.2	$1,565.4	$6,182.3	$6,652.8

Operating income (loss):
North America	$128.3	$92.2	$677.6	$666.8
Europe	83.1	66.0	356.7	305.2
Asia	36.2	(6.0)	137.2	(86.3)
Other non-reportable segments	10.6	(10.0)	107.5	81.0
	258.2	142.2	1,279.0	966.7

Unallocated corporate expenses	(203.5)	(283.2)	(672.8)	(740.4)
Unallocated restructuring and other charges	(29.3)	(124.7)	(108.0)	(318.6)
Total operating income (loss)	$25.4	$(265.7)	$498.2	$(92.3)

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data

	Three Months Ended March 31, 2018 % Change		Twelve Months Ended March 31, 2018 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
North America
Digital commerce	(18%)	(18%)	(22%)	(22%)
Excluding Digital commerce	7%	6%	(3%)	(3%)
Total North America	0%	(0%)	(7%)	(7%)

Europe
Digital commerce	24%	8%	4%	(2%)
Excluding Digital commerce	4%	(8%)	(4%)	(8%)
Total Europe	7%	(6%)	(3%)	(7%)

Asia(a)	9%	4%	3%	3%
Total Ralph Lauren	4%	(1%)	(4%)	(5%)

(a) Comparable store sales for our Asia segment were comprised primarily of sales made through our stores and concession shops.

Operating Segment Net Revenue Data

	Three Months Ended		% Change
	March 31, 2018	April 1, 2017	As Reported	Constant Currency
North America	$759.3	$881.8	(13.9%)	(14.1%)
Europe	420.0	370.8	13.3%	(1.0%)
Asia	256.8	219.7	16.9%	10.6%
Other non-reportable segments	93.1	93.1	(0.0%)	(0.3%)
Net revenues	$1,529.2	$1,565.4	(2.3%)	(6.7%)

	Twelve Months Ended		% Change
	March 31, 2018	April 1, 2017	As Reported	Constant Currency
North America	$3,231.0	$3,783.0	(14.6%)	(14.7%)
Europe	1,585.0	1,543.4	2.7%	(2.6%)
Asia	933.7	882.5	5.8%	5.6%
Other non-reportable segments	432.6	443.9	(2.5%)	(2.6%)
Net revenues	$6,182.3	$6,652.8	(7.1%)	(8.4%)

RALPH LAUREN CORPORATION
Global Retail Store Network

	March 31,	April 1,
	2018	2017

North America
Ralph Lauren Stores	41	46
Polo Factory Stores	174	170
Total Directly Operated Stores	215	216
Concessions	2	1

Europe
Ralph Lauren Stores	19	21
Polo Factory Stores	62	61
Total Directly Operated Stores	81	82
Concessions	25	31

Asia
Ralph Lauren Stores	51	42
Polo Factory Stores	54	47
Total Directly Operated Stores	105	89
Concessions	603	586

Other
Club Monaco Stores	71	79
Club Monaco Concessions	2	2

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	111	109
Polo Factory Stores	290	278
Club Monaco Stores	71	79
Total Directly Operated Stores	472	466
Concessions	632	620

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	88	105
Club Monaco Licensed Stores	59	59
Total Licensed Stores	147	164
Licensed Concessions	131	99

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended March 31, 2018
	As Reported	Total Adjustments(a)(b)	As Adjusted
Net revenues	$1,529.2	$-	$1,529.2
Gross profit	908.5	6.3	914.8
Gross profit margin	59.4%		59.8%
Total other operating expenses, net	(883.1)	54.5	(828.6)
Operating expense margin	57.8%		54.2%
Operating income	25.4	60.8	86.2
Operating margin	1.7%		5.6%
Income before income taxes	24.9	60.8	85.7
Income tax benefit (provision)	16.4	(27.2)	(10.8)
Effective tax rate	(66.0%)		12.6%
Net income	$41.3	$33.6	$74.9
Net income per diluted share	$0.50		$0.90
Weighted average shares outstanding - Basic	81.7		81.7
Weighted average shares outstanding - Diluted	82.8		82.8
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$128.3	$4.1	$132.4
Operating margin	16.9%		17.4%
Europe	83.1	1.4	84.5
Operating margin	19.8%		20.1%
Asia	36.2	2.8	39.0
Operating margin	14.1%		15.2%
Other non-reportable segments	10.6	13.7	24.3
Operating margin	11.3%		26.1%
Unallocated corporate expenses and restructuring and other charges, net	(232.8)	38.8	(194.0)
Total operating income	$25.4	$60.8	$86.2

	Twelve Months Ended March 31, 2018
	As Reported	Total Adjustments(a)(c)	As Adjusted
Net revenues	$6,182.3	$-	$6,182.3
Gross profit	3,751.7	7.6	3,759.3
Gross profit margin	60.7%		60.8%
Total other operating expenses, net	(3,253.5)	158.0	(3,095.5)
Operating expense margin	52.6%		50.1%
Operating income	498.2	165.6	663.8
Operating margin	8.1%		10.7%
Income before income taxes	489.2	165.6	654.8
Income tax provision	(326.4)	169.1	(157.3)
Effective tax rate	66.7%		24.0%
Net income	$162.8	$334.7	$497.5
Net income per diluted share	$1.97		$6.03
Weighted average shares outstanding - Basic	81.7		81.7
Weighted average shares outstanding - Diluted	82.5		82.5
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$677.6	$7.5	$685.1
Operating margin	21.0%		21.2%
Europe	356.7	2.7	359.4
Operating margin	22.5%		22.7%
Asia	137.2	3.9	141.1
Operating margin	14.7%		15.1%
Other non-reportable segments	107.5	22.8	130.3
Operating margin	24.9%		30.1%
Unallocated corporate expenses and restructuring and other charges, net	(780.8)	128.7	(652.1)
Total operating income	$498.2	$165.6	$663.8

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended April 1, 2017
	As Reported	Total Adjustments(a)(d)	As Adjusted
Net revenues	$1,565.4	$-	$1,565.4
Gross profit	819.1	48.5	867.6
Gross profit margin	52.3%		55.4%
Total other operating expenses, net	(1,084.8)	321.8	(763.0)
Operating expense margin	69.3%		48.7%
Operating income (loss)	(265.7)	370.3	104.6
Operating margin	(17.0%)		6.7%
Income (loss) before income taxes	(268.5)	370.3	101.8
Income tax benefit (provision)	64.5	(92.1)	(27.6)
Effective tax rate	24.0%		27.0%
Net income (loss)	$(204.0)	$278.2	$74.2
Net income (loss) per diluted share	$(2.48)		$0.89
Weighted average shares outstanding - Basic	82.3		82.3
Weighted average shares outstanding - Diluted	82.3		83.1
SEGMENT INFORMATION -
OPERATING INCOME/(LOSS):
North America	$92.2	$61.6	$153.8
Operating margin	10.5%		17.4%
Europe	66.0	7.5	73.5
Operating margin	17.8%		19.9%
Asia	(6.0)	35.0	29.0
Operating margin	(2.7%)		13.1%
Other non-reportable segments	(10.0)	25.3	15.3
Operating margin	(10.7%)		16.5%
Unallocated corporate expenses and restructuring and other charges, net	(407.9)	240.9	(167.0)
Total operating income (loss)	$(265.7)	$370.3	$104.6

	Twelve Months Ended April 1, 2017
	As Reported	Total Adjustments(a)(d)	As Adjusted
Net revenues	$6,652.8	$-	$6,652.8
Gross profit	3,651.1	197.9	3,849.0
Gross profit margin	54.9%		57.9%
Total other operating expenses, net	(3,743.4)	572.4	(3,171.0)
Operating expense margin	56.3%		47.7%
Operating income (loss)	(92.3)	770.3	678.0
Operating margin	(1.4%)		10.2%
Income (loss) before income taxes	(104.9)	770.3	665.4
Income tax benefit (provision)	5.6	(194.1)	(188.5)
Effective tax rate	5.3%		28.3%
Net income (loss)	$(99.3)	$576.2	$476.9
Net income (loss) per diluted share	$(1.20)		$5.71
Weighted average shares outstanding - Basic	82.7		82.7
Weighted average shares outstanding - Diluted	82.7		83.5
SEGMENT INFORMATION -
OPERATING INCOME/(LOSS):
North America	$666.8	$96.4	$763.2
Operating margin	17.6%		20.2%
Europe	305.2	23.2	328.4
Operating margin	19.8%		21.3%
Asia	(86.3)	179.6	93.3
Operating margin	(9.8%)		10.6%
Other non-reportable segments	81.0	35.5	116.5
Operating margin	18.2%		26.2%
Unallocated corporate expenses and restructuring charges, net	(1,059.0)	435.6	(623.4)
Total operating income (loss)	$(92.3)	$770.3	$678.0

RALPH LAUREN CORPORATION
Footnotes to Non-U.S. GAAP Financial Measures

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations.  Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations.  Adjustments for enactment-related charges recorded in connection with the Tax Cuts and Jobs Act (the "TCJA") and other income tax-related adjustments are recorded within the income tax benefit (provision) in the consolidated statement of operations. Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended March 31, 2018 include (i) charges of $23.9 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $14.4 million related to underperforming shop-within-shops as a result of on-going store portfolio evaluation; (iii) an intangible asset impairment charge of $8.8 million; and (iv) net other charges of $13.8 million related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City and its pending customs audit. The income tax benefit (provision) reflects the reversal of enactment-related charges of $9.9 million recorded in connection with the TCJA.

(c)
Adjustments for the twelve months ended March 31, 2018 include (i) charges of $102.9 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, inventory-related charges, and accelerated stock-based compensation expense; (ii) additional impairment of assets of $25.2 million related to underperforming stores and shop-within-shops as a result of on-going store portfolio evaluation; (iii) an intangible asset impairment charge of $8.8 million; and (iv) net other charges of $28.8 million primarily related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City, its pending customs audit, the departure of Mr. Stefan Larsson, and the reversal of reserves associated with the settlement of certain non-income tax issues. The income tax provision reflects enactment-related charges of $221.4 million recorded in connection with the TCJA.

(d)
Adjustments for the three-month and twelve-month periods ended April 1, 2017 include charges of $326.5 million and $726.5 million, respectively, incurred in connection with our restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges. Additionally, both the three-month and twelve-month periods ended April 1, 2017 include (i)  additional impairment of assets of $14.0 million related to underperforming stores that were subject to potential future closure; (ii) a goodwill impairment charge of $5.2 million; and (iii) other charges of $24.6 million recorded in connection with the anticipated settlement of certain non-income tax issues and the departure of Mr. Stefan Larsson. The income tax benefit (provision) for both the three-month and twelve-month periods ended April 1, 2017 includes the reversal of a $15.9 million income tax reserve resulting from a change in tax law that impacted an interest assessment on a prior year withholding tax.

SUPPLEMENTAL FINANCIAL INFORMATION
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

Additionally, this earnings release includes certain non-U.S. GAAP financial measures relating to charges recorded in connection with the Company’s restructuring plans, as well as depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City recorded after the store closed during the first quarter of Fiscal 2018 in connection with the Way Forward plan. Although the Company is no longer generating revenue or has any other economic activity associated with its former Polo store, it continues to incur depreciation expense due to its involvement at the time of construction. Adjustments also include additional impairment of assets related to underperforming stores and shop-within-shops, impairments of goodwill and other intangible assets, and net other charges associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) for both the three-month and twelve-month periods ended March 31, 2018 has also been adjusted for enactment-related charges recorded in connection with the Tax Cuts and Jobs Act. In addition, the income tax benefit (provision) for both the three-month and twelve-month periods ended April 1, 2017 has been adjusted for the reversal of an income tax reserve resulting from a change in tax law that impacted an interest assessment on a prior year withholding tax. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these charges. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. The Company’s full year Fiscal 2019 and first quarter Fiscal 2019 guidance excludes restructuring-related charges, as previously described. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies.

SOURCE: Ralph Lauren Corporation
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